ABERCROMBIE & FITCH CO. REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

•
Net sales of $1.2 billion for the quarter declined 3% from last year. Results reflect a combined adverse impact of approximately 6% due to the calendar shift, the loss of fiscal 2017's 53rd week and foreign currency fluctuations. For the full year, net sales grew 3% to $3.6 billion.

•	Positive comparable sales of 3% for both the quarter and the full year, on top of 9% and 3% last year, respectively.

•	Gross profit rate expansion of 70 basis points for the quarter and 50 basis points for the full year.

•	Operating expense deleverage of 30 basis points for the fourth quarter and leverage of 130 basis points for the full year.

•
Net income per diluted share of $1.42 for the fourth quarter and $1.08 for the full year. Adjusted non-GAAP net income per diluted share of $1.35 and $1.15 for the fourth quarter and full year, respectively.

New Albany, Ohio, March 6, 2019: Abercrombie & Fitch Co. (NYSE: ANF) today announced results for the fourth quarter and fiscal year ended February 2, 2019. The 13-week fourth quarter and 52-week year ended February 2, 2019, are compared to the 14-week fourth quarter and 53-week year ended February 3, 2018. A description of the use of non-GAAP financial measures and a schedule reconciling GAAP financial measures to adjusted non-GAAP financial measures accompanies this release. The company's fourth quarter and full year results are as follows:

	Net Income per Diluted Share
	Fourth Quarter		Full Year
	2018	2017	2018	2017
GAAP	$1.42	$1.05	$1.08	$0.10
Excluded items, net of tax effect (1)	0.08	(0.33)	(0.08)	(0.55)
Adjusted non-GAAP	$1.35	$1.38	$1.15	$0.65

(1)
Excluded pre-tax items consist of certain legal charges and benefits as well as certain asset impairment charges. Excluded items also consist of discrete tax charges and benefits related to the Tax Cuts and Jobs Act of 2017 provisional estimate.

Fran Horowitz, Chief Executive Officer, said, "We ended 2018 on a strong note, recording our sixth consecutive quarter and second consecutive full year of positive comparable sales while exceeding $1 billion in annual digital sales. I am proud of our team and all we have accomplished this year. Most importantly, while delivering on the top-line, we drove gross profit rate improvement and operating expense leverage resulting in 100 basis points of adjusted EBIT margin expansion and a 77% improvement in adjusted net income for the full year.

We continue to keep the customer at the center of everything we do and are excited about the future of our brands. Our transformation initiatives are gaining traction and keeping us on track to deliver our previously disclosed fiscal 2020 targets."

Fourth Quarter and Full Year Results

For the fourth quarter ended February 2, 2019:

•
Net sales of $1.2 billion decreased 3% from last year, reflecting a combined adverse impact of approximately 6% from the calendar shift, the loss of fiscal 2017's 53rd week and changes in foreign currency exchange rates.

•	Comparable sales increased 3% on top of 9% last year.

•	Gross profit rate was 59.1%, up 70 basis points from last year and up approximately 20 basis points on a constant currency basis, net of hedging.

•
Stores and distribution expense was $434.5 million, down from $437.3 million last year, primarily due to the adverse impact of the additional week on last year's expense, changes in foreign currency exchange rates and a reduction of store occupancy expense. This was partially offset by volume-related expenses from higher digital net sales and higher digital marketing spend as well as increased compensation costs due to severance.

•
Marketing, general and administrative expense was $118.9 million, down from $128.1 million last year. Excluding certain items last year, adjusted non-GAAP marketing, general and administrative expense decreased $5.2 million, primarily due to the adverse impact of the additional week on last year's expense and a reduction in depreciation expense on IT assets. This was partially offset by continued investments in marketing.

•	Asset impairment was $1.2 million, compared to $4.0 million last year. Asset impairment last year was excluded from adjusted non-GAAP results.

•	Operating income of $129.7 million compared to $140.3 million last year. Excluding certain items, adjusted non-GAAP operating income was $148.4 million last year.

•
The effective tax rate was 23%, reflecting discrete net tax benefits of $6.0 million related to the Tax Cuts and Jobs Act of 2017. Excluding discrete net tax benefits of $6.0 million related to the Tax Cuts and Jobs Act of 2017 and the after-tax effect of certain items from prior quarters, the adjusted non-GAAP effective tax rate was 27%.

•	Net income per diluted share was adversely impacted by year-over-year changes in foreign currency exchange rates, net of hedging, of approximately $0.04.

For the full year ended February 2, 2019:

•	Net sales of $3.6 billion increased 3% from last year, despite the adverse impact from the loss of fiscal 2017's 53rd week.

•	Comparable sales increased 3% on top of 3% last year.

•	Gross profit rate was 60.2%, up 50 basis points from last year and up approximately 20 basis points on a constant currency basis, net of hedging.

•
Stores and distribution expense was $1.5 billion, approximately flat to last year, primarily due to a reduction of store occupancy expense and the adverse impact of the additional week on last year's expense. This was partially offset by volume-related expense from higher digital net sales and higher digital marketing spend as well as changes in foreign currency exchange rates.

•
Marketing, general and administrative expense was $484.9 million, up from $471.9 million last year. Excluding certain items, adjusted non-GAAP marketing, general and administrative expense increased $25.4 million, primarily due to investments in marketing and the company's transformation initiatives as well as increased compensation costs. This was partially offset by a reduction in depreciation expense on IT assets and the adverse impact of the additional week on last year's expense.

•	Asset impairment was $11.6 million, compared to $14.4 million last year. Excluding certain asset impairment charges, adjusted non-GAAP asset impairment increased $2.2 million from last year.

•	Operating income was $127.4 million compared to $72.1 million last year. Excluding certain items, adjusted non-GAAP operating income was $138.6 million compared to $100.8 million last year.

•
The effective tax rate was 32%, reflecting certain discrete tax items including non-cash charges of $9.6 million related to share-based compensation and net benefits of $3.5 million related to the Tax Cuts and Jobs Act of 2017. Excluding net benefits of $3.5 million related to the Tax Cuts and Jobs Act of 2017 and the after-tax effect of certain items, the adjusted non-GAAP effective tax rate was 34%.

•	Net income per diluted share benefited from year-over-year changes in foreign currency exchange rates, net of hedging, of approximately $0.06.

For the fourth quarter and full year, net sales decreased 3% and increased 3%, respectively, reflecting impacts from the calendar shift and loss of fiscal 2017's 53rd week, as well as changes in foreign currency exchange rates.

	Fourth Quarter				Full Year
(in millions)	2018	2017	% Change (1)	Comparable Sales (2)	2018	2017	% Change (1)	Comparable Sales (2)

Net sales by brand
Hollister	$712.9	$709.2	1%	6%	$2,152.5	$2,038.6	6%	5%
Abercrombie (3)	442.7	484.0	(9)%	(2)%	1,437.6	1,454.1	(1)%	1%
Total company	$1,155.6	$1,193.2	(3)%	3%	$3,590.1	$3,492.7	3%	3%

Net sales by region
United States	$778.5	$774.6	1%	5%	$2,321.7	$2,208.6	5%	6%
International	377.1	418.6	(10)%	(2)%	1,268.4	1,284.1	(1)%	(2)%
Total company	$1,155.6	$1,193.2	(3)%	3%	$3,590.1	$3,492.7	3%	3%

(1)
For the fourth quarter, the calendar shift and loss of fiscal 2017's 53rd week adversely impacted total net sales by approximately 5% and changes in foreign currency exchange rates adversely impacted total net sales by approximately 1%. For the full year, the loss of fiscal 2017's 53rd week adversely impacted total net sales by approximately 1%.

(2)
Comparable sales are calculated on a constant currency basis. Due to the calendar shift resulting from the 53rd week in fiscal 2017, comparable sales for the 13 and 52 weeks ended February 2, 2019 are compared to the 13 and 52 weeks ended February 3, 2018. Refer to "REPORTING AND USE OF GAAP AND NON-GAAP MEASURES," for further discussion.

(3)	Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.

Cash, Borrowings and Inventories

As of February 2, 2019 the company had:

•	Cash and equivalents of $723.1 million compared to $675.6 million last year.

•	Gross borrowings under the company's term loan agreement of $253.3 million compared to $253.3 million last year.

•	Inventories of $437.9 million, an increase of 3% over last year.

Depreciation and Amortization and Store Activity

Depreciation and amortization expense for the full year was $178.0 million as compared to $194.5 million last year.

During the year, the company delivered 67 new store experiences through new store prototypes, remodeled stores and right-sizes. The company also closed 29 stores in the U.S.

Other Developments

As previously announced, on February 22, 2019, the Board of Directors declared a quarterly cash dividend of $0.20 per share on the Class A Common Stock of Abercrombie & Fitch Co., payable on March 18, 2019 to stockholders of record at the close of business on March 8, 2019.

During fiscal 2018, the company repurchased approximately 2.9 million shares of its Class A Common Stock and returned $122.4 million to stockholders through share repurchases and dividends.

Tax Cuts and Jobs Act of 2017

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the "Act") was signed into law making broad and significantly complex changes to the U.S. corporate income tax system. In the fourth quarter of fiscal 2017, the company recognized provisional discrete net tax charges of $19.9 million related to the enactment of the Act, primarily associated with the one-time deemed repatriation tax on accumulated foreign earnings. Given the complexities associated with the Act, the estimated financial impacts for fiscal 2017 were provisional and subject to further analysis, interpretation and clarification of the Act, which resulted in changes to these estimates during fiscal 2018.

In fiscal 2018, the company finalized the provisional tax estimate related to the Act and recognized measurement period net benefits in an aggregate amount of $3.5 million.

Fiscal 2019 Full Year Outlook

For fiscal 2019, the company expects:

•
Net sales to be up in the range of 2% to 4%, driven by positive comparable sales and net new store contribution, partially offset by an adverse impact of changes in foreign currency exchange rates of approximately $15 million primarily in the first quarter of fiscal 2019

•	Comparable sales to be up low-single digits

•	Gross profit rate to be up slightly from the fiscal 2018 rate of 60.2%

•	Operating expense, excluding other operating income, to be up approximately 2% from fiscal 2018 adjusted non-GAAP operating expense of $2.03 billion

•	The effective tax rate to be in the mid-to-upper 20s

•	A weighted average diluted share count of approximately 69 million shares, excluding the effect of future share buybacks

•	Capital investments of approximately $200 million

•	To deliver approximately 85 new store experiences through new store prototypes, remodeled stores and right-sizes

•	Up to 40 store closures, primarily in the U.S.

This outlook excludes impacts from the adoption of the new lease accounting standards.

Fiscal 2019 First Quarter Outlook

For the first quarter of fiscal 2019, the company expects:

•	Net sales to be flat to last year

–	Changes in foreign currency exchange rates to adversely impact net sales by approximately $15 million

•	Comparable sales to be in the range of flat to up 2%

•	Gross profit rate to be flat to up slightly from the fiscal 2018 rate of 60.5%

•	Operating expense, excluding other operating income, to be approximately flat to fiscal 2018 adjusted non-GAAP operating expense of $481.5 million

•	The effective tax rate to be in the mid-20s

This outlook excludes impacts from the adoption of the new lease accounting standards.

Conference Call

Today at 8:30 AM, ET, the company will conduct a conference call. To listen to the conference call, dial (800) 458-4121 or go to corporate.abercrombie.com. The international call-in number is (323) 794-2093. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 4347261 or through corporate.abercrombie.com.

A presentation of fourth quarter and full year results will be available in the "Investors" section at corporate.abercrombie.com at approximately 7:30 AM, ET, today.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company's control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements. The following factors, in addition to those disclosed in “ITEM 1A. RISK FACTORS” of A&F's Annual Report on Form 10-K for the fiscal year ended February 3, 2018 and in A&F's subsequently filed quarterly reports on Form 10-Q, in some cases have affected, and in the future could affect, the company's financial performance and could cause actual results for Fiscal 2018 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, could have a material adverse effect on our business, results of operations and liquidity; failure to anticipate customer demand and changing fashion trends and to manage our inventory commensurately could adversely impact our sales levels and profitability; our market share may be negatively impacted by increasing competition and pricing pressures from companies with brands or merchandise competitive with ours; fluctuations in foreign currency exchange rates could adversely impact our financial condition and results of operations; our ability to attract customers to our stores depends, in part, on the success of the shopping malls or area attractions that our stores are located in or around; the impact of war, acts of terrorism or civil unrest could have a material adverse effect on our operating results and financial condition; the expansion of our direct-to-consumer sales channels and omnichannel initiatives are significant components of our growth strategy, and the failure to successfully develop our position across all channels could have an adverse impact on our results of operations; our international growth strategy and ability to conduct business in international markets may be adversely affected by legal, regulatory, political and economic risks; failure to successfully implement our strategic plans could have a negative impact on our growth and profitability; failure to protect our reputation could have a material adverse effect on our brands; our business could suffer if our information technology systems are disrupted or cease to operate effectively; we may be exposed to risks and costs associated with cyber-attacks, credit card fraud and identity theft that would cause us to incur unexpected expenses and reputation loss; our reliance on DCs makes us susceptible to disruptions or adverse conditions affecting our supply chain; changes in cost, availability and quality of raw materials, labor, transportation, and trade relations could cause manufacturing delays and increase our costs; we depend upon independent third parties for the manufacture and delivery of all our merchandise, and a disruption of the manufacture or delivery of our merchandise could result in lost sales and could increase our costs; we rely on the experience and skills of our senior executive officers and associates, the loss of whom could have a material adverse effect on our business; extreme weather conditions, including natural disasters, pandemic disease and other unexpected events, could negatively impact our facilities, systems and stores, as well as the facilities and systems of our vendors and manufacturers, which could result in an interruption to our business and adversely affect our operating results; fluctuations in our tax obligations and effective tax rate may result in volatility in our results of operations;

our litigation exposure could have a material adverse effect on our financial condition and results of operations; failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets; changes in the regulatory or compliance landscape and compliance with changing regulations for accounting, corporate governance and public disclosure could adversely affect our business, results of operations and reported financial results; and, our Asset-Based Revolving Credit Agreement and our Term Loan Agreement include restrictive covenants that limit our flexibility in operating our business.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global specialty retailer of apparel and accessories for Men, Women and Kids through three renowned brands. For more than 125 years, the iconic Abercrombie & Fitch brand has outfitted innovators, explorers and entrepreneurs. Today, the brand reflects the updated attitude of the modern customer, while remaining true to its heritage of creating expertly crafted products with an effortless, American style. The Hollister brand epitomizes the liberating and carefree spirit of the endless California summer for the teen market. abercrombie kids creates smart, playful apparel for children ages 5-14, celebrating the wide-eyed wonder of childhood.

The Company operates over 850 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com and www.hollisterco.com.

Investor Contact:	Media Contact:

Pamela Quintiliano	Ian Bailey
Abercrombie & Fitch Co.	Abercrombie & Fitch Co.
(614) 283-6751	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Fourteen Weeks Ended
	February 2, 2019	% of Net Sales	February 3, 2018	% of Net Sales
Net sales	$1,155,602	100.0%	$1,193,158	100.0%
Cost of sales, exclusive of depreciation and amortization	472,745	40.9%	495,763	41.6%
Gross profit	682,857	59.1%	697,395	58.4%
Stores and distribution expense	434,456	37.6%	437,257	36.6%
Marketing, general and administrative expense	118,902	10.3%	128,135	10.7%
Asset impairment	1,197	0.1%	4,046	0.3%
Other operating income, net	(1,364)	(0.1)%	(12,383)	(1.0)%
Operating income	129,666	11.2%	140,340	11.8%
Interest expense, net	2,101	0.2%	4,109	0.3%
Income before income taxes	127,565	11.0%	136,231	11.4%
Income tax expense	29,201	2.5%	60,698	5.1%
Net income	98,364	8.5%	75,533	6.3%
Less: Net income attributable to noncontrolling interests	1,428	0.1%	1,323	0.1%
Net income attributable to Abercrombie & Fitch Co.	$96,936	8.4%	$74,210	6.2%

Net income per share attributable to Abercrombie & Fitch Co.:
Basic	$1.47		$1.08
Diluted	$1.42		$1.05

Weighted-average shares outstanding:
Basic	66,074		68,523
Diluted	68,071		70,357

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Fifty-Two Weeks Ended		Fifty-Three Weeks Ended
	February 2, 2019	% of Net Sales	February 3, 2018	% of Net Sales
Net sales	$3,590,109	100.0%	$3,492,690	100.0%
Cost of sales, exclusive of depreciation and amortization	1,430,193	39.8%	1,408,848	40.3%
Gross profit	2,159,916	60.2%	2,083,842	59.7%
Stores and distribution expense	1,542,022	43.0%	1,542,425	44.2%
Marketing, general and administrative expense	484,863	13.5%	471,914	13.5%
Asset impairment	11,580	0.3%	14,391	0.4%
Other operating income, net	(5,915)	(0.2)%	(16,938)	(0.5)%
Operating income	127,366	3.5%	72,050	2.1%
Interest expense, net	10,999	0.3%	16,889	0.5%
Income before income taxes	116,367	3.2%	55,161	1.6%
Income tax expense	37,559	1.0%	44,636	1.3%
Net income	78,808	2.2%	10,525	0.3%
Less: Net income attributable to noncontrolling interests	4,267	0.1%	3,431	0.1%
Net income attributable to Abercrombie & Fitch Co.	$74,541	2.1%	$7,094	0.2%

Net income per share attributable to Abercrombie & Fitch Co.:
Basic	$1.11		$0.10
Diluted	$1.08		$0.10

Weighted-average shares outstanding:
Basic	67,350		68,391
Diluted	69,137		69,403

Abercrombie & Fitch Co.
Consolidated Balance Sheets
(in thousands)
(Unaudited)

	February 2, 2019	February 3, 2018
ASSETS
Current assets:
Cash and equivalents	$723,135	$675,558
Receivables	73,112	79,724
Inventories	437,879	424,393
Other current assets	101,824	84,863
Total current assets	1,335,950	1,264,538
Property and equipment, net	694,855	738,182
Other assets	354,788	322,972
TOTAL ASSETS	$2,385,593	$2,325,692

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$226,878	$168,868
Accrued expenses	293,579	308,601
Short-term portion of deferred lease credits	19,558	19,751
Income taxes payable	18,902	10,326
Total current liabilities	558,917	507,546
Long-term liabilities:
Long-term portion of deferred lease credits	$76,134	$75,648
Long-term portion of borrowings, net	250,439	249,686
Leasehold financing obligations	46,337	50,653
Other liabilities	235,145	189,688
Total long-term liabilities	608,055	565,675
Total Abercrombie & Fitch Co. stockholders' equity	1,208,900	1,242,379
Noncontrolling interests	9,721	10,092
Total stockholders' equity	1,218,621	1,252,471
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,385,593	$2,325,692

Reporting and Use of GAAP and Non-GAAP Measures
The company believes that each of the non-GAAP financial measures presented in this news release are useful to investors as they provide a measure of the company’s operating performance excluding the effect of certain items which the company believes do not reflect its future operating outlook, and therefore supplement investors' understanding of comparability of operations across periods. Management used these non-GAAP financial measures during the periods presented to assess the company's performance and to develop expectations for future operating performance. The company also provides certain financial information on a constant currency basis to enhance investors' understanding of underlying business trends and operating performance, by removing the impact of foreign currency exchange rate fluctuations. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share effect from foreign currency is calculated using a 27% tax rate. In addition, the company provides comparable sales, defined as the aggregate of: (1) year-over-year sales for stores that have been open as the same brand at least one year and whose square footage has not been expanded or reduced by more than 20% within the past year, with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation, and (2) year-over-year direct-to-consumer sales with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation. Due to the calendar shift in fiscal 2018, resulting from the 53rd week in fiscal 2017, comparable sales for the fiscal 2018 quarterly periods ended May 5, 2018, August 4, 2018, November 3, 2018 and February 2, 2019 are compared to the 13 weeks ended May 6, 2017, August 5, 2017, November 4, 2017 and February 3, 2018, respectively. The impact on net sales from the calendar shift, resulting from the loss of fiscal 2017's 53rd week, is the difference between net sales for the 13 weeks ended May 6, 2017, August 5, 2017, November 4, 2017 and February 3, 2018 and reported net sales for the fiscal quarters ended April 29, 2017, July 29, 2017, October 28, 2017 and February 3, 2018, respectively. Non-GAAP financial measures should be used supplemental to, and not as an alternative to, the company's GAAP financial results, and may not be calculated in the same manner as similar measures presented by other companies.

Abercrombie & Fitch Co.
Schedule of Adjusted Non-GAAP Financial Measures
Thirteen Weeks Ended February 2, 2019
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Income before income taxes (2)	$127,565	$—	$127,565
Income tax expense (3)	29,201	(5,299)	34,500
Net income attributable to Abercrombie & Fitch Co.	$96,936	$5,299	$91,637

Net income per diluted share attributable to Abercrombie & Fitch Co.	$1.42	$0.08	$1.35
Diluted weighted-average shares outstanding:	68,071		68,071

(1)	“GAAP” refers to accounting principles generally accepted in the United States of America.

(2)	There were no pre-tax excluded items in the fourth quarter of fiscal 2018.

(3)
The effective annual tax rate used in the adjusted non-GAAP tax provision reflects the impact of prior quarters' excluded items and consists of discrete tax benefits of $6.0 million related to the Tax Cuts and Jobs Act of 2017. The tax effect of excluded items is calculated as the difference between the tax provision on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Adjusted Non-GAAP Financial Measures
Fourteen Weeks Ended February 3, 2018
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Marketing, general and administrative expense (2)	$128,135	$4,000	$124,135
Asset impairment (3)	4,046	4,046	—
Operating income	140,340	(8,046)	148,386
Income before income taxes	136,231	(8,046)	144,277
Income tax expense (4)	60,698	14,907	45,791
Net income attributable to Abercrombie & Fitch Co.	$74,210	$(22,953)	$97,163

Net income per diluted share attributable to Abercrombie & Fitch Co.	$1.05	$(0.33)	$1.38
Diluted weighted-average shares outstanding:	70,357		70,357

(1)	“GAAP” refers to accounting principles generally accepted in the United States of America.

(2)	Excluded Items consist of charges of $4.0 million related to certain legal matters, which received final court approval and were paid in the fourth quarter of fiscal 2018.

(3)	Excluded Items consist of asset impairment charges of $4.0 million related to store assets.

(4)
Excluded Items consist of discrete net tax charges of $19.9 million related to the Tax Cuts and Jobs Act of 2017, primarily associated with the one-time deemed repatriation tax on accumulated foreign earnings, and the tax effect of excluded items, calculated as the difference between the tax provision on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Adjusted Non-GAAP Financial Measures
Fifty-Two Weeks Ended February 2, 2019
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Marketing, general and administrative expense (2)	$484,863	$2,595	$482,268
Asset impairment (3)	11,580	8,671	2,909
Operating income	127,366	(11,266)	138,632
Income before income taxes	116,367	(11,266)	127,633
Income tax expense (4)	37,559	(6,018)	43,577
Net income attributable to Abercrombie & Fitch Co.	$74,541	$(5,248)	$79,789

Net income per diluted share attributable to Abercrombie & Fitch Co.	$1.08	$(0.08)	$1.15
Diluted weighted-average shares outstanding:	69,137		69,137

(1)	“GAAP” refers to accounting principles generally accepted in the United States of America.

(2)
Excluded items consist of charges of $5.6 million and benefits of $3.0 million, each updating previously accrued legal charges in connection with class action settlements, which received final court approval and were paid in the fourth quarter of fiscal 2018.

(3)	Excluded items consist of certain asset impairment charges of $8.7 million related to store assets.

(4)
Excluded items consist of discrete net tax benefits of $3.5 million related to the Tax Cuts and Jobs Act of 2017, and the tax effect of excluded items, calculated as the difference between the tax provision on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Adjusted Non-GAAP Financial Measures
Fifty-Three Weeks Ended February 3, 2018
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP
Marketing, general and administrative expense (2)	$471,914	$15,070	$456,844
Asset impairment (3)	14,391	13,661	730
Operating income	72,050	(28,731)	100,781
Income before income taxes	55,161	(28,731)	83,892
Income tax expense (4)	44,636	9,180	35,456
Net income attributable to Abercrombie & Fitch Co.	$7,094	$(37,911)	$45,005

Net income per diluted share attributable to Abercrombie & Fitch Co.	$0.10	$(0.55)	$0.65
Diluted weighted-average shares outstanding:	69,403		69,403

(1)	“GAAP” refers to accounting principles generally accepted in the United States of America.

(2)
Excluded Items consist of legal charges of $15.1 million in connection with a settlement of certain legal matters, which received final court approval and were paid in the fourth quarter of fiscal 2018.

(3)	Excluded Items consist of certain asset impairment charges of $13.7 million related to store assets.

(4)
Excluded Items consist of discrete net tax charges of $19.9 million related to the Tax Cuts and Jobs Act of 2017, and the tax effect of excluded items, calculated as the difference between the tax provision on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Store Count Activity

	Thirteen Weeks Ended February 2, 2019
	Hollister (1)		Abercrombie (2)		Total
	United States	International	United States	International	United States	International
November 3, 2018	400	147	284	48	684	195
New	2	2	1	1	3	3
Closed	(9)	—	(15)	—	(24)	—
February 2, 2019	393	149	270	49	663	198

	Fifty-Two Weeks Ended February 2, 2019
	Hollister (1)		Abercrombie (2)		Total
	United States	International	United States	International	United States	International
February 3, 2018	394	144	285	45	679	189
New	8	5	5	4	13	9
Closed	(9)	—	(20)	—	(29)	—
February 2, 2019	393	149	270	49	663	198

(1)	Excludes nine international franchise stores as of February 2, 2019, eight international franchise stores as of November 3, 2018 and five international franchise stores as of February 3, 2018.

(2)
Includes Abercrombie & Fitch and abercrombie kids brands. Excludes six international franchise stores as of February 2, 2019 and November 3, 2018 and four international franchise stores as of February 3, 2018.